Exhibit 10.8

Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

EXCLUSIVE DISTRIBUTION AGREEMENT

This Exclusive Distribution Agreement (this "**Agreement**") is made and entered into as of this 16 day of January, 2020 (the "**Effective Date**"), by and between **XJET LTD.** a company existing under the laws of the State of Israel with its principle place of business located at 4 Oppenheimer St. Science Park, Rehovot 7670110, Israel ("**Manufacturer**"), and **Hangzhou Pentatech Technology Co., Limited.**, a company registered under the laws of _China, with its principle place of business located at Hangzhou, Zhejiang, China ("**Distributor**"). The Manufacturer and Distributor shall be referred to, collectively, as the "**Parties**" and each, a "**Party**".

WHEREAS, Manufacturer is engaged in the business of design, development and sale of its metal and ceramic additive manufacturing technologies and solutions; and

WHEREAS, In accordance with the terms of this Agreement, Distributor shall acquire the skills, expertise, know-how, resources and business contacts to efficiently distribute, market and sell the Manufacturer's "Products" in the "Territory" (both as defined below); and

WHEREAS, Manufacturer and Distributor wish to enter into this Agreement whereby Manufacturer will appoint Distributor, on an exclusive basis, to distribute, market, sell, install and provide maintenance and support to Manufacturer's Products in the Territory, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the terms, conditions and covenants herein contained, the Parties hereto agree as follows:

1. PREAMBLE AND ANNEXES

The preamble to this Agreement and the exhibits attached hereto constitute integral parts hereof. In the event of any inconsistency or discrepancy between the provisions of this Agreement and the provisions of the exhibits, the provisions of this Agreement shall prevail.

2. APPOINTMENT

2.1 Manufacturer hereby appoints Distributor and Distributor accepts such appointment, as Manufacturer's exclusive distributor in Mainland China (the "**Territory**") of the products set forth in EXHIBIT A hereto, and any revisions and/or modifications to such products that Manufacturer may make available to Distributor from time to time (the "**Products**").

2.2 Distributor shall purchase the Products from Manufacturer and will distribute, market and sell them to customers in the Territory, during the "Term" of this Agreement (as such term is defined below), subject to the terms and provisions of this Agreement.

2.3 Distributor shall not, without Manufacturer's prior written consent, (i) distribute, sell, advertise or solicit orders for the sale or distribution of the Products outside of the Territory, (ii) sell the Products to any person or entity when Distributor knows that specific person or entity will resell them outside the Territory, or (iii) sell the Products directly to any person or entity when Distributor knows that specific person or entity is a competitor of Manufacturer.

2.4 Notwithstanding, Manufacturer reserves the right to sell and/or distribute the Products to customers in the Territory provided such sales are made to global corporate customers whose headquarters are located outside of the Territory. Products purchased by those multinationals cannot be resold or leased to other non-affiliated entities in the Territory. In connection with such customers and to the extent requested, Distributor shall provide warranty and support, including installation and training, in consideration for [redacted] Furthermore, such sales to global corporate customers shall be counted for the Minimum Commitment (as defined below). Distributor will be entitled to the full revenue related to after Warranty services agreement with such global customers. In addition, in the event that the global corporate customer will choose to purchase ink from Manufacturer and not directly from Distributor, Distributor will be entitled to the difference between the price paid by the global corporate customer and Distributor's transfer price as indicated in Exhibit A, for any kilogram sold by Manufacturer to such global corporate customers. Manufacturer shall, at Distributor's instruction, transfer the amount payable to Distributor's designated account.

3. TERM AND TERMINATION

3.1 The term of this Agreement shall commence on the Effective Date and shall continue for a period of 5 (five) years thereafter (the "**Term**"), unless previously terminated pursuant to the terms of

this Agreement.

3.2 Notwithstanding anything to the contrary herein, and without derogating from any other right or remedy available to the Parties hereunder or at law, either Party shall be entitled to terminate this Agreement (and/or any purchase order issued hereunder, in whole or in part) immediately upon written notice to the other Party, in the event that the other Party: (i) enters into liquidation or bankruptcy proceedings, whether voluntary or compulsory; or (ii) fails to fulfill any of its obligations or undertakings herein and does not rectify such failure within 30 (thirty) days after receiving a written demand to do so.

3.3 The following shall apply with respect to the expiration or termination of this Agreement, howsoever arising:

(a) In the event that the termination is caused by Manufacturer's breach of this Agreement, Distributor shall be entitled to any remedy available to Distributor under applicable law.

(b) Distributor shall supply Manufacturer with a complete list of all installations of Products and all customers to which Distributor sold Products in 30 days after the sales is completed.

(c) Distributor shall immediately cease all of its distribution, marketing and sales activities relating to the Products and all rights afforded hereunder to the Distributor to use the Trademarks (as defined below) shall expire, *ipso facto*, upon such termination or expiration, except as reasonably required for the sale of unsold systems, spare parts or consumables as detailed in sub-section (d) below.

(d) Manufacturer shall be entitled, at its sole discretion, to repurchase any systems, spare parts and consumables which were purchased by Distributor, and not sold yet, to be delivered FOB (Incoterms 2010) in consideration for the purchase price paid to Manufacturer by Distributor for the applicable system, spare part or consumable, provided however, that in the event that Manufacturer elects not to repurchase any such systems, spare parts or consumables and provided that termination is not due to a breach of Distributor's obligations under this Agreement, Distributor may continue to sell any such systems, spare parts or consumables to its customers at the standard recommended customer price. In case Distributor wishes to sell such inventory at a special discount, it will be mutually agreed between Distributor and Manufacturer.

3.4 The "Minimum Commitment" of 5th year of the Term shall be determined prior to 31st October of the 4th year by negotiation between Manufacturer and Distributor. In January of 5th year, the two parties shall commence to negotiate the renewal of this exclusive distribution contract. The duration of renewal shall be three years. In the case that such contract renewal is not achieved, this contract shall be terminated at the end of the 5th year.

3.5 In the event that any circumstances beyond Manufacturer's or Distributor's control, including without limitation fire, acts of war or terrorism, acts of God, strikes, accident, labor trouble, governmental action and regulation, or any other similar circumstances ("**Force Majeure events**"), resulting in Manufacturer's or Distributor's permanent inability to comply with the terms of this Agreement, either Party may, at any time and at its sole discretion, terminate this Agreement, and following such termination, Manufacturer will refund the unused down-payment paid under Section 5.3 below and any additional down-payment paid subsequently.

4. PURCHASE ORDERS

4.1 Distributor will place orders for the Products to be purchased by it by means of written purchase orders delivered to Manufacturer as provided herein (the "**Purchase Orders**"). Each Purchase Order shall refer to this Agreement and state the quantities, type(s) and requested delivery dates and locations of the Products ordered thereunder.

4.2 Each Purchase Order will be subject to written acceptance by Manufacturer. Manufacturer shall provide with written Purchase Order reception documents within fourteen days after the acceptance of orders.

4.3 The terms and conditions of any Purchase Order issued by Distributor and any acceptance thereof by Manufacturer, shall not alter the terms and conditions of this Agreement, which shall prevail in the event of conflict with the terms of any such Purchase Order.

4.4 Execution of this Agreement also constitutes a binding and non-revocable accepted Purchase Order for the purchase [redacted] to be delivered FOB (Incoterms 2010), within [redacted] days of the date of receipt of the down payment by Manufacturer, that is products should left Manufacturer's premise within [redacted] days after the receipt of first down payment, pursuant to the provisions of Section 5.3 below.

4.5 Without derogating from the aforesaid, during the [redacted] of the Term, Distributor undertakes to purchase from Manufacturer, at the minimum, [redacted] of those quantities of Products set forth in **Exhibit B** attached hereto (the "**Minimum Commitment**"). In the event that the Distributor fails to achieve the "Minimum Commitment" [redacted] Manufacturer may, remove the exclusive provisions hereof, and appoint one or more other distributors or otherwise sell or market the Products in the Territory. If Distributor has achieved the Minimum Commitment for the first two years, then Distributor's exclusivity will automatically be renewed for another two years. In the event that Distributor fails to achieve the "Minimum Commitment" for third and fourth years, Manufacturer may, at any time during the 5th year, at its sole option and discretion and without limiting any other remedy available to Manufacturer under law, either immediately or at any later stage in time terminate this Agreement or cancel the exclusivity provisions hereof, and appoint one or more other distributors or otherwise sell or market the Products in the Territory. Lastly, based on the abovementioned terms and conditions, when the Manufacturer cancel or removes the Distributor's exclusivity due to Distributor's failure to achieve "Minimum Commitment", Manufacturer will refund the unused down-payment per section 5.3 of this agreement.

5. PRICES AND PAYMENT TERMS

5.1 Distributor shall purchase the Products from Manufacturer at the prices set forth in the FOB price list attached hereto under **Exhibit A**, reflecting [redacted] from the recommended sales price in the Territory for such Products and a [redacted] after that subject to further discussion from the recommended sales price in the Territory for services, spare parts and consumables (the "**Price List**").

5.2 The Manufacturer undertakes to [redacted] for any given volume Commitment, i.e. the price will [redacted], according to the volume Commitment stated in Exhibit B. In no event that Manufacturer shall be entitled to change the Price of Products unless unanimous consensus is achieved by both parties. No cheaper Products shall be provided to Distributors and third-party client in Asia. If price list is changed in accordance to aforesaid provision, all valid Purchase Orders accepted by Manufacturer prior to the change of the Price List will be honored in accordance with the previous, superseded Price List.

5.3 Distributor or its appointed third- party shall pay a down payment of [redacted] The remaining down payment of [redacted] shall be paid prior to [redacted] and [redacted] have also been installed and passed XJet Acceptance Test Protocol (ATP) successfully in Hangzhou. Such down payment shall be allocated to the Products purchased under the Minimum Commitment as detailed in **Exhibit B**. The down payment shall be allocated based on the number of Products purchased by the Distributor, i.e. for [redacted] In the event of termination of this Agreement due to Manufacturer's breach of the Agreement, the applicable portion of the down payment which will not be used by such termination date on account of the purchase of the Products under the Minimum Commitment shall be refunded with [redacted] rate by Manufacturer within 30 days following termination of the Agreement.

5.4 Payment terms shall be as follows:

For printers:

(a) [redacted]

(b) [redacted]

[redacted]

(c) [redacted]

For consumables:

[redacted] of the price of each Purchase Order upon notification by Manufacturer that the Products are ready to be delivered and in any event, prior to their shipment. Manufacturer shall provide Distributor the applicable bill of lading within 7 days following receipt of payment.

5.5 Manufacturer shall invoice for all units of the Product, and for the down payment, in accordance with the above payment schedule, and payment of such invoices shall be made within 45 (forty five) days from the date of each invoice. All such payments shall be made in US Dollars net of any taxes, levies, charges or fees, and no deduction of any kind shall be made from the amounts invoiced by Manufacturer, for any reason whatsoever.

5.6 Any amount due to Manufacturer which is not paid on its due date shall bear interest from said due date until the date of actual payment at the monthly rate of [redacted].

6. **DELIVERY**

6.1 The estimated delivery schedule and terms for each Purchase Order will be agreed upon by Manufacturer and Distributor from time to time. Manufacturer shall use reasonable efforts to meet such delivery schedules, provided however that in no event shall Manufacturer be responsible for any delay in delivery caused by, or related to a Force Majeure event.

6.2 Unless specifically agreed with respect to any particular Purchase Order, all deliveries to Distributor shall be FOB (Incoterms 2010) and shall be made within 120 days of the date of acceptance of the applicable Purchase Order by Manufacturer with respect to the [redacted] ordered, and within [redacted] (Distributor providing quarterly forecast) of the date of acceptance of the applicable Purchase Order by Manufacturer for all systems ordered thereafter.

7. **PERMITS AND REGULATIONS**

Distributor shall be responsible for applying for and obtaining any and all approvals, licenses, permits or other authorizations required, necessary or desirable for the import into and/or the distribution, sale or otherwise handling of the Products throughout the Territory.

8. **MARKETING AND DISTRIBUTION**

8.1 Distributor shall use its best commercial efforts to promote and extend the distribution, sale, maintenance and support of the Products in the Territory. Without derogating from the aforesaid, Distributor undertakes to perform the marketing plan attached hereto as **Exhibit C**, and in the framework of such marketing plan to invest the amounts detailed in said marketing plan in the infrastructure required for the facilitation of said plan.

8.2 Manufacturer shall provide Distributor with promotional material (including but not limited to manual and Product specification) in the English language that Manufacturer prepares for its worldwide market, subject to the provisions of Section 11 hereinbelow. Manufacturer shall be solely responsible for the legitimacy of such promotional material.

8.3 Distributor may prepare promotional materials, at its own cost, for use within the Territory. All such promotional materials shall be subject to Manufacturer's prior review and written approval and Distributor shall provide Manufacturer an English translation of such promotional material for its review and approval.

8.4 Notwithstanding anything to the contrary herein, Distributor shall not make any written representation or warranty concerning the Products other than those representations contained in written specifications, sales material, manuals and instructions provided to it by Manufacturer, or otherwise published or approved in writing by Manufacturer for this purpose.

8.5 Distributor may appoint sub-distributors or representatives in the Territory to sell Product licenses for the Territory or parts thereof as limited by the rights granted to Distributor in this Agreement, provided that (i) all such sub-distributors or representatives agree with Distributor in

writing to be bound by the same obligations which are imposed on Distributor under this Agreement and copies of such written agreements will be provided to Manufacturer upon Manufacturer's request, (ii) Distributor will remain responsible for all acts and omissions of sub-distributors and representatives, and (iii) such sub-distributors or representatives are not engaged directly or indirectly in any way, inside or outside the Territory, in the manufacture, purchase, marketing, or sale of any products that compete with the Products.

9. **INSTALLATION, COMMISSIONING, START-UP AND MAINTENANCE**

9.1 Installation, commissioning, start-up, after-sale support services and maintenance of the Products sold by Distributor (including implementation of all field change orders ("**FCO(s)**") and software upgrades issued by Manufacturer from time to time), shall be sole responsibility of Distributor, and Distributor undertakes that it shall be performed only by technicians of Distributor who were trained and certified by Manufacturer and in a qualified, skilled and professional manner in accordance with Manufacturer's manuals, instructions and policies. Distributor shall also be responsible to confirm that customers comply with site preparation requirements as a condition to delivery of the Products and for the provision of adequate training to its customers regarding the proper operation and use of the Products.

9.2 Distributor acknowledges that the Products are designed to be used only with genuine spare parts and consumables. Any use of unauthorized spare parts and consumables shall affect quality and hardware performance, and may also result in irreparable damage to the Products. Without derogating from the aforesaid, Distributor undertakes to purchase spare parts and consumables only from Manufacturer or from third parties specifically approved in advance and in writing by Manufacturer. Distributor acknowledges that in the event of a breach of the aforesaid undertakings, Manufacturer shall be entitled, without derogating from any other right or remedy available to Manufacturer according to applicable law, to terminate the Warranty or any of its other support and/or maintenance obligations hereunder, with immediate effect, by written notice to Distributor.

9.3 Manufacturer agrees and undertakes to deliver software updates and originally manufacturer defect parts updates, to the extent needed, for free for the entire install base. Upgrades and better performance capabilities will be sold separately based on a price as shall be agreed between Manufacturer and Distributor.

10. **TRAINING & CERTIFICATION**

10.1 All Distributor personnel engaged in the sales, marketing, installation, commissioning, start-up, or support and maintenance of the Products must be trained and certified by Manufacturer.

10.2 Manufacturer will provide certification training to Distributor's personnel. Such training shall be provided in the framework of a mutually pre-defined seminar to take place at such time(s) and for such number of persons as agreed to in advance by Manufacturer and Distributor. The tuition fee for training is free of charge for Distributor's personnel. Each party shall bear all costs of its personnel, including without limitation, flight ticket, visa, transportation, meals and accommodation.

11. **MANUFACTURER SUPPORT**

11.1 Manufacturer will provide Distributor's sales and support personnel that were certified by Manufacturer with telephone and e-mail troubleshooting and technical support as reasonably requested by Distributor with respect to the installation, commissioning, start-up, support and maintenance of the Products. Such telephone and e-mail service will be available during Manufacturer's normal business hours.

11.2 In the event of a problem with the operation of the Product that cannot be solved via telephone and e-mail, or by the replacement of a defective part by Distributor, then at the request of Distributor, Manufacturer will send its own technicians to try and resolve the problem and such technicians will arrive Distributor's appointed premise within [redacted]. When the install base in China reaches to [redacted], Manufacturer will hire local technician to 2-tier support quicker response time. Distributor will pay and bear all labor and travel expenses (according to Manufacturer's then prevailing rates) provided that the Product warranty is expired. However, if the problem is caused by Manufacturer, all costs and expenses shall be borne by Manufacturer.

11.3 Manufacturer will provide Chinese adopted user interface for the printers following the date on which the install base in China reaches [redacted]

12. **WARRANTY**

12.1 Products sold to Distributor shall be covered by the terms of Manufacturer's standard Limited Warranty Certificate, a copy of which is attached hereto as **EXHIBIT D** (the "**Warranty**").

12.2 Distributor's rights under said Warranty shall be non-transferable and non-assignable, and the Warranty shall apply only to Distributor and shall not extend, explicitly or by implicitly, to any other person or entity, including the customers who purchase the Products from the Distributor.

12.3 Distributor shall extend to its customers a warranty similar in its terms to the Warranty, the scope of which shall in no event exceed the responsibilities and liabilities provided under the Warranty, and which shall include all the exclusions and limitations contained in Section 3 to the Warranty.

13. **LIMITATION OF LIABILITY AND INDEMNIFICATION**

13.1 Except as specifically provided under the Warranty, Manufacturer has not made and hereby disclaims all warranties with respect to the Products, expressed or implied, including without limitation any warranties as to non-infringement, quality, suitability, merchantability or fitness for any particular purpose.

13.2 In no event shall Manufacturer be liable to Distributor or to any third party pursuant to this Agreement or in connection with any transaction contemplated herein, whetherin

contract, tort or otherwise, for any indirect, consequential, incidental, special or punitive damages, including without limitation loss of use, profits, business, income, anticipated savings, goodwill or other commercial loss except to the extent that such liability may not lawfully be excluded.

13.3 Manufacturer agrees to indemnify Distributor from and against third party claims based on a claim that the Product infringes third-party's intellectual property in Territory. As a condition to such right of indemnification, Distributor shall (i) promptly notify Manufacturer in writing of the claim for which indemnification is sought; (ii) grant Manufacturer the control over the defense and/or settlement of any such claim through legal counsel reasonably acceptable to the Distributor (which shall be engaged by Manufacturer and at Manufacturer's expense), and reasonably cooperate with Manufacturer in the defense or settlement of the claim; and (iii) make no compromising admission, offer to settle or the like in the context of any such claim. Distributor may participate in the defense or settlement through its own legal counsel, but such separate counsel will be at its own expense.

13.4 Without derogating from the aforesaid, to the extent that the Product infringes any third party intellectual property right, Manufacturer shall, at its option and expense, either: (i) procure the right for Distributor or customer to continue to use the applicable infringing Product; (ii) replace or modify the applicable infringing Product so that it no longer infringes any such intellectual property right; or (iii) if (i) and (ii) are not commercially possible, terminate the applicable Purchase Order and refund the consideration paid for the applicable infringing Product. Notwithstanding anything to the contrary contained herein, under no event shall Manufacturer's maximum cumulative liability in connection with this Agreement and/or the Products exceed the aggregate amount actually paid by distributor to Manufacturer hereunder in the 12 (twelve) month period immediately preceding the last date of events giving rise to such liability.

14. **HANDLING COMPETITIVE PRODUCTS**

Distributor hereby undertakes to refrain, during the term of this Agreement, from engaging directly or indirectly in any way (including without limitation through any subsidiary, affiliate, officer, director or shareholder of Distributor), inside or outside the Territory, without the prior written consent of Manufacturer, in the manufacture, purchase, marketing, or sale of any products that compete with the Products.

Manufacturer shall strive to avoid the existence of identical Product in Territory by not selling any Products in breach of this Agreement and by not appointing any other distributors in the Territory. In the event of breach, Distributor shall be entitled to any remedy available under applicable law.

15. **CONFIDENTIALITY**

15.1 Distributor recognizes and agrees that any and all information with respect to the Manufacturer, its business, activities, operations, products and technology, revealed or exposed to it by Manufacturer,

or which comes to Distributor's knowledge over the course of its activities hereunder, including without limitation any know-how, technical data, engineering and technical information, financial and commercial information, customer lists, etc. ("**Confidential Information**") is of a confidential and proprietary nature and shall remain at all times the property of the Manufacturer. Distributor agrees and undertakes, during the Term of this Agreement and at all times hereafter, to keep in strict confidence and not to disclose any Confidential Information or allow same to be disclosed to any third party, or to make any use of Confidential Information other than for the purposes of this Agreement.

15.2 Upon the first to occur of one party's request, or the termination or expiration of this Agreement, the other party shall return within five (5) days to opposite side any and all documents and other tangible materials containing Confidential Information, and shall erase or destroy any computer or data files containing such Confidential Information, such that no copies or samples of Confidential Information shall remain.

15.3 The provisions of this Section 15 shall continue in full force and effect notwithstanding the termination or expiration of this Agreement howsoever arising.

16. PROPRIETARY RIGHTS AND LICENSES

16.1 Distributor acknowledges and agrees that Manufacturer owns all rights, title and interest in or to:

(i) the XJet name and logotype, (ii) trademarks and trade names used by Manufacturer with respect to the Products, and (iii) and any intellectual property rights, patents, know-how, trade secrets, copyright and other proprietary rights, whether registered or not, owned and/or otherwise used by Manufacturer and all goodwill related thereto with respect to the Products (the "**IP Rights**"). Distributor acknowledges and agrees that other than the limited license granted under this Section 16: (i) the IP Rights may not be exploited, reproduced or used by the Distributor except as expressly permitted in this Agreement; and (ii) the Distributor shall not have or acquire any right, title or interest in, or otherwise become entitled to, any IP Rights, including without limitation by taking delivery of, making payment for, distributing or selling or otherwise using the Products or performing its obligations under this Agreement. Without derogating from the aforesaid, to the extent required in order to effectively market and sell the Products in the Territory in accordance with this Agreement, Manufacturer shall provide distributor with a written confirmation under any of its patents that are registered in the Territory. Distributor shall sell, market and advertise the Products only under Manufacturer's trademarks, trade names, logos, labels or other indications of source or origin (the "**Trademarks**") and shall not: (a) erase or cover any Trademark which Manufacturer may affix to the Products, or (b) use Distributor's or any other trademark, trade name, logo, etc., in relation to the Products. For the above use of Manufacturer's Trademarks, Distributor is hereby granted a limited, non-exclusive, non-transferable license to use such Trademarks during the Term of this Agreement only.

16.2 As an ancillary and complementing right to its right to distribute the Products, Manufacturer grants to Distributor a non-exclusive, world-wide, royalty-free, fully paid-up right and license under Manufacturer's IP Rights, to use, solely in accordance with its function, and distribute, solely in connection with the Products, the software incorporated in the Products (the "**Software**") in object code form. Any license to Distributor's customers will include an irrevocable right to use the Software, in object code, solely as incorporated in the Product and subject to the rights granted hereunder, as long as such customer uses the Product.

16.3 All rights with respect to the parts printed using the printer shall belong to the customer that purchased the printer and printed such parts.

16.4 Distributor undertakes not to, and to not permit any third party to, copy, duplicate, produce, manufacture, improve, modify, or alter the Products or any part thereof, including the Software, in any manner whatsoever, or to assist, directly or indirectly, any other entity in such activities. In addition, Distributor shall not, and shall not permit any third party to reverse assemble the Products or any part thereof, including the Software, reverse engineer, or otherwise attempt to reconstruct or discover any underlying ideas or any portion of thereof by any means whatsoever.

16.5 The provisions of this Section 16 shall continue in full force and effect notwithstanding the termination or expiration of this Agreement howsoever arising.

17. THE PARTIES' RELATIONSHIP – INDEPENDENT CONTRACTORS

The relationship between the Parties is that of buyer and seller based on investor and invested company; Distributor acts as an independent contractor on its own account and responsibility.

Distributor is not authorized to and shall not assume any obligation of any kind, expressed or implied, or make any representation on behalf of Manufacturer.

18. ASSIGNMENT

Distributor shall not transfer, assign or pledge in any manner whatsoever any of its rights or obligations under this Agreement, and any such purported transfer, assignment or pledge shall have no force or effect. Manufacturer may assign this Agreement or any of its rights hereunder in connection with a merger, acquisition, sale of all or substantially all its assets, including by grant of an exclusive worldwide license to any material part of Manufacturer's products or technology, or other such corporate reorganization, provided that Manufacturer receives a written approval from purchaser for the assignment of the Agreement and acceptance of the Agreement by purchaser.

19. MISCELLANEOUS

19.1 Entire Agreement. This Agreement together with the exhibits hereto contains the entire agreement between the Parties hereto with respect to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof, if any.

19.2 Severability. In the event that any condition, stipulation or provision hereunder is held, by a court of competent jurisdiction or other authority, to be invalid, illegal or unenforceable, for any reason whatsoever, all the remaining conditions, stipulations and provisions contained herein shall remain in full force and effect and shall be binding on the Parties without any change except where such result would be unjustified under the circumstances. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

19.3 Publicity. It is agreed that Manufacturer may identify Distributor as a user or distributor of Manufacturer's products in advertisements and promotional literature.

19.4 Notices. All written notices to be given by one Party to the other hereunder shall be in writing and shall be sent to the Parties' respective addresses indicated below, or to such other e-mail address, post address or facsimile number as a Party may thereafter notify the other Party in writing. Notices addressed as aforesaid will be deemed delivered to the addressee upon the earlier of their actual receipt or: (i) on the next business day following the day of delivery or transmission, if delivered by hand or transmitted by e-mail or facsimile, and confirmed by return e-mail receipt confirmation or written facsimile transmission report if transmitted by e-mail or facsimile; or (ii) within five (5) business days after being posted, if sent by registered mail, postage prepaid.

If to Manufacturer:	If to Distributor:
XJet Ltd. 4 Oppenheimer St. Science Park, Rehovot 7670110, Israel Attn: [redacted]	Hangzhou Pentatech Technology Co., Limited. [redacted]

19.5 Amendments. This Agreement may be amended, modified, superseded, renewed or extended, only by a written instrument executed by both Parties hereto.

19.6 Waiver. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

19.7 Governing Law and Forum. The validity, performance and construction of this Agreement shall be governed by and interpreted in accordance with, the laws of Singapore. Any dispute arising out of or in connection with this Agreement shall be referred to and finally resolved by arbitration in Singapore in accordance with the Arbitration Rules of the Singapore International Arbitration Center ("**SIAC**") for the time being in force, which rules are deemed to be incorporated by reference in this Agreement. The arbitral tribunal shall consist of one (1) arbitrator, jointly appointed by the Parties. In the absence of agreement between the Parties, the sole arbitrator shall be nominated by the President of the SIAC. The language of the arbitration shall be English and Chinese.

19.8 United Nations Convention on Sale of Goods. The Parties agree that the 1980 - United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

19.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized and empowered officers or representatives as of the date first written above.

Yoav Averbach Hanan Gothait

XJET LTD.

By:________________________

Title: ________________________

XJET LTD
513655233 ח.פ.

Hangzhou Pentatech Technology Co., Limited.

By:________________________

Title:________________________

EXHIBIT A

THE PRODUCTS + PRICE LIST

PRODUCT	RECOMMENDED LIST PRICE/UNIT	SPECIAL PRICE
[redacted]	[redacted]	[redacted]

[redacted]

* [redacted]

EXHIBIT B

MINIMUM COMMITMENT

Calendar Year	2020		2021	2022	2023	Total
Transfer Price	$ [redacted]	$ [redacted]	$ [redacted]	$ [redacted]	$ [redacted]	
[redacted]	[redacted]	[redacted]	[redacted]	[redacted]	[redacted]	[redacted]
[redacted]	$ [redacted]	$ [redacted]	$ [redacted]	$ [redacted]	$ [redacted]	$ [redacted]
[redacted]	[redacted]	[redacted]	[redacted]	[redacted]	[redacted]	
Total Down Payment	$ [redacted]	$ [redacted]	$ [redacted]	$ [redacted]	$ [redacted]	$ [redacted]
[redacted]	$ [redacted]		$ [redacted]			$ [redacted]

EXHIBIT C

MARKETING AND DISTRIBUTION PLAN

[redacted]

EXHIBIT D

WARRANTY

[redacted]

[redacted]

ADDENDUM TO DISTRIBUTION AGREEMENT

This Addendum to Distribution Agreement (the "**Addendum**") is made and entered into as of Aug 11, 2022 2022 by and between **XJET Ltd.** a company existing under the laws of the State of Israel with its principle place of business located at 4 Oppenheimer St. Science Park, Rehovot 7670104, Israel (hereinafter, the "**Manufacturer**") and **Hangzhou Pentatech Technology Co., Limited.**, a company registered under the laws of China, with its principle place of business located at Hangzhou, Zhejiang, China (hereinafter, the "**Distributor**"); (Manufacturer and Distributor, collectively, the "**Parties**" and, individually, a "**Party**");

Whereas, the Parties entered into a Distribution Agreement dated January 16, 2020 (together with all exhibits, ancillaries, supplements and amendments thereto, the "**Agreement**");

Whereas, the Parties wish to supplement and amend certain specific provisions of the Agreement as detailed in this Addendum.

NOW THEREFORE, in consideration of the foregoing, the following shall constitute additional terms and conditions of the Agreement.

1. The preamble to this Addendum forms an integral part hereof.

2. This Addendum forms an integral part of the Agreement. Except as otherwise specifically set forth in this Addendum, all terms and conditions of the Agreement remain unaffected by the Addendum and shall remain in full force and effect and shall apply to this Addendum (including the provisions of Section 3 of the Agreement).

3. Capitalized terms not specifically defined in this Addendum shall have the meaning ascribed to such terms in the Agreement.

4. The term of the Agreement is hereby extended such that the Agreement shall be in continuous force and effect, subject to its terms, until December 31, 2030 (the "**Extended Term**").

5. The Distributor's undertaking to purchase from the Manufacturer the Minimum Commitment as detailed in Section 4.5 of the Agreement shall be as amended, such that commencing 2022 (inclusive) and until the end of the Extended Term, the Distributor undertakes to purchase from the Manufacturer, at the minimum, those quantities of Products set forth in **Exhibit A** attached hereto (the "**New Minimum Commitment**"). Any reference to the Minimum Commitment in the Agreement shall be amended automatically to refer to the New Minimum Commitment for all intents and purposes.

6. Upon signing this Addendum, Distributor shall issue to Manufacturer Purchase Orders for the purchase of [redacted] covering the balance [redacted] to be purchased by Distributor and delivered by Manufacturer in 2022 and [redacted] in 2023, in accordance with the New Minimum Commitment.

   The Products to be purchased by Distributor in 2022 and 2023 as detailed above shall be delivered to Distributor by Manufacturer as set forth in **Exhibit B** attached hereto.

7. The provisions of Section 5.3 of the Agreement relating to the allocation of the down payment to the Products purchased under the Agreement, as the number of Products to be purchased is amended hereunder, shall continue to apply until the end of 2022. Commencing 2023 (inclusive) and until the end of the Extended Term, the remaining amount of the down payment shall be allocated equally between all Products that Distributor is to purchase, excluding 2023 products where down payment will be split into two milestones: (1) upon order placement and [redacted] before delivery, as set forth in **Exhibit A** attached hereto.

8. For each of the years 2024 (inclusive) and until the end of the Extended Term, the Distributor shall issue to Manufacturer the Purchase Orders for the purchase of such number of Products each respective year

as detailed in Exhibit A attached hereto, by no later than September 15 of the preceding year (i.e., for 2024, Distributor shall issue the applicable Purchase Order for purchasing such number of Products for 2024 as detailed in Exhibit A attached hereto by no later than September 15, 2023, and so on with respect to each year until the end of the Extended Term).

9. During 2023, the manufacturer and distributor will discuss in good faith price reduction of the product and related inks to support the fast growing of the business in China.

10. XJET shall provide [redacted] according to the Distributor's requirement. The Distributor shall provide with customer's distinct drawing, photograph and all other relevant size of required logo when this customization is brought up. [redacted]

11. Notwithstanding anything to the contrary herein or in the Agreement, and without derogating from any other right or remedy available to Manufacturer hereunder, thereunder or at law, in the event that the Distributor fails to achieve the New Minimum Commitment for any of the years commencing 2023 (inclusive) and until the end of the Extended Term, and/or issue the required Purchase Orders with respect thereto when due, then, Manufacturer shall have the right to forfeit the applicable portion of the down payments paid by Distributor to Manufacturer under the Agreement and allocated to the Product(s) which Distributor failed achieving and/or ordering in accordance with the terms of the Agreement and this Addendum, and Distributor shall have no right or claim with respect thereto.

12. This Addendum and the Agreement together constitute the entire agreement between the Parties.

13. In the event of a conflict arising between the terms of the Agreement on the one hand and the terms of this addendum on the other hand, the terms of this Addendum shall prevail.

[*Signature Page Follows*]

[*signature page to Addendum to Distribution Agreement*]

IN WITNESS WHEREOF, the Parties hereto have signed:

Hangzhou Pentatech Technology Co., Limited.	**XJET Ltd.**
Date: 2022.8.11	**Date:** Aug. 11. 2022
By:	**By:** ORIT Tesler Levy CFO
Title:	**Title:**

HANAN Gothait

<u>Exhibit A</u>
New Minimum Commitment

	2022				2023				2024	2025	2026	2027	2028	2029	2030
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4							
Number of Products	[redacted]														
Down payment per product, when ordering,		[redacted]													
Down Payment completion per product, [redacted] before delivery						[redacted]									

[redacted]

Exhibit B

[redacted]